UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2026

Organon & Co.

(Exact name of registrant as specified in its charter)

Delaware	001-40235	46-4838035
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

30 Hudson Street, Floor 33, Jersey City, NJ		07302
(Address and principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (551) 430-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OGN	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On April 30, 2026, Organon & Co. (the “Company”) issued a press release (the “Earnings Release”) regarding its results for the quarter ended March 31, 2026. A copy of the Earnings Release is included as Exhibit 99.1 to this report.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is considered to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that Section. The information in this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as shall be expressly set forth by specific reference in such filing or document. The release contains forward-looking statements regarding the Company and includes a cautionary statement identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 30, 2026, relating to results of operations and financial condition.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Organon & Co.

By:	/s/ Matthew Walsh
	Name:	Matthew Walsh
	Title:	Chief Financial Officer

Dated: April 30, 2026

Exhibit 99.1

Media Contacts:	Felicia Bisaro	Investor Contacts:	Jennifer Halchak
	(646) 703-1807		(201) 275-2711
	Kate Vossen		Renee McKnight
	(732) 675-8448		(551) 204-6129

Organon Reports Results for the First Quarter Ended March 31, 2026

•	First quarter 2026 revenue of $1.460 billion, down 4% as-reported and down 9% excluding the impact of foreign currency.

•	First quarter 2026 diluted earnings per share of $0.55 and non-GAAP Adjusted diluted earnings per share of $0.71.

•	First quarter 2026 net income of $146 million and Adjusted EBITDA (non-GAAP) of $415 million, representing an Adjusted EBITDA margin of 28.4%.

•	On April 26, 2026, the company announced its pending merger into Sun Pharmaceutical Industries Limited (together with its subsidiaries and/or associated companies, “Sun Pharma”) in an all-cash transaction (the “merger”). The merger is expected to close in early 2027, subject to customary closing conditions, including receipt of required regulatory approvals and approval by Organon stockholders.

•	In light of the pending merger, Organon will not be providing financial guidance or hosting quarterly earnings calls.

Jersey City, N.J., April 30, 2026 – Organon (NYSE: OGN) today announced its results for the first quarter ended March 31, 2026.

First Quarter 2026 Revenue

in $ millions	Q1 2026	Q1 2025	VPY	VPY ex-FX
Women’s Health	$389	$463	(16)%	(19)%
General Medicines
Biosimilars	173	141	23%	21%
Established Brands	880	887	(1)%	(7)%
Other (1)	18	22	(15)%	(21)%
Revenue	$1,460	$1,513	(4)%	(9)%

Totals may not foot due to rounding and percentages are computed using unrounded amounts.

(1) Other includes manufacturing sales to third parties.

For the first quarter of 2026, total revenue was $1.460 billion, down 4% on an as-reported basis and down 9% excluding the impact of foreign currency (ex-FX), compared with the first quarter of 2025.

Women’s Health revenue declined 16% as-reported and declined 19% ex-FX in the first quarter of 2026, compared with the first quarter of 2025.

–	Sales of Nexplanon® (etonogestrel implant) decreased 21% ex-FX in the first quarter compared with the first quarter of 2025. In the U.S., sales of Nexplanon declined 28% primarily due to both decreased physician demand following the five-year label approval which as expected, has delayed reinsertions; and continued uncertainty around federal funding. Outside of the U.S., Nexplanon sales declined 4% ex-FX, due to the timing of shipments in selective emerging markets, partially offset by increased demand and access in Brazil.

–	Sales of oral contraceptives MarvelonTM (desogestrel and ethinyl estradiol pill) and MercilonTM (desogestrel and ethinyl estradiol pill) declined 36% ex-FX in the first quarter of 2026 primarily due to decreased demand and market contraction in China and the timing of shipments in Asia Pacific.

–	Global Fertility revenue was down 9% ex-FX as a result of competition-driven price reductions in the U.S. partially offset by modest market growth in China.

–	In January of 2026 the company completed the sale of the Jada® system to Laborie.

Biosimilars revenue increased 23% as-reported and 21% ex-FX in the first quarter of 2026, compared with the first quarter of 2025, primarily due to the strong performance of Hadlima® (adalimumab-bwwd) associated with stronger demand in the U.S., and increased demand in Puerto Rico. Biosimilars also benefitted from contribution from new assets, Bildyos® (denosumab-nxxp) and Bilprevda® (denosumab-nxxp) which were approved by the U.S. Food and Drug Administration (“FDA”) in the third quarter of 2025, and Tofidence® (tocilizumab-bavi), which the company acquired in the second quarter of 2025.

Established Brands revenue declined 1% as-reported and declined 7% ex-FX in the first quarter of 2026. Revenue contribution from Emgality®(1) (galcanezumab-gnlm) partially offset a decline in the respiratory portfolio, which was driven by pricing pressure, as well as volume declines related to the adoption of revised medical guidelines that deprioritize the use of montelukast, including Singulair® (montelukast sodium), in various international markets, most recently, in China. Global sales of Dulera® (mometasone furoate and formoterol fumarate dihydrate) also declined in the first quarter of 2026 primarily due to pricing pressure and decreased demand in the U.S. VTAMA® (tapinarof) grew modestly in the first quarter of 2026 compared with the first quarter of 2025.

(1) Organon acquired certain European licensing and distribution rights to Emgality from Eli Lilly and Company (“Eli Lilly”) beginning in early 2024. Emgality is a registered trademark of Eli Lilly in the European Union and other countries (used under license).

First Quarter 2026 Profitability

in $ millions, except per share amounts	Q1 2026	Q1 2025	VPY
Revenues	$1,460	$1,513	(4)%
Cost of sales	677	672	1%
Gross profit	783	841	(7)%
Non-GAAP Adjusted gross profit (1)	861	934	(8)%
Net income	146	87	68%
Non-GAAP Adjusted net income (1)	188	265	(29)%
Diluted Earnings per Share (EPS)	0.55	0.33	67%
Non-GAAP Adjusted diluted EPS (1)	0.71	1.02	(30)%
Acquired in-process research & development (IPR&D) and milestones	—	6	NM
Adjusted EBITDA (Non-GAAP) (1)	415	484	(14)%

	Q1 2026	Q1 2025
Gross margin	53.6%	55.6%
Non-GAAP Adjusted gross margin (1)	59.0%	61.7%
Adjusted EBITDA margin (Non-GAAP) (1, 2)	28.4%	32.0%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

Reported gross margin in the first quarter of 2026 was 53.6% compared with 55.6% in the prior year period. Non-GAAP Adjusted gross margin was 59.0% in the first quarter of 2026, compared to 61.7% in the first quarter of 2025. Unfavorable pricing and product mix as well as foreign exchange rates were notable drivers in the decline of both reported gross margin and non-GAAP Adjusted gross margin.

Net income for the first quarter of 2026 was $146 million, or $0.55 per diluted share, compared with net income of $87 million, or $0.33 per diluted share, in the first quarter of 2025. For the first quarter of 2026, non-GAAP Adjusted net income was $188 million, or $0.71 per diluted share, compared with $265 million, or $1.02 per diluted share, for the first quarter of 2025.

Non-GAAP Adjusted EBITDA margin was 28.4% in the first quarter of 2026 compared with 32.0% in the first quarter of 2025. The year-over-year decline was primarily driven by a decrease in Adjusted Gross Margin.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.02 for each issued and outstanding share of the company's common stock. The dividend is payable on June 11, 2026, to stockholders of record at the close of business on May 11, 2026.

As of March 31, 2026, cash and cash equivalents were $1.12 billion, and debt was $8.57 billion.

Webcast Information

As is customary during the pendency of an acquisition, Organon has suspended its quarterly earnings calls and will not host a conference call in conjunction with today’s first quarter earnings release.

About Organon

Organon (NYSE: OGN) is a global healthcare company with a mission to deliver impactful medicines and solutions for a healthier every day. With a portfolio of over 70 products across Women’s Health and General Medicines, which includes biosimilars, Organon focuses on addressing health needs that uniquely, disproportionately or differently affect women, while expanding access to essential treatments in over 140 markets.

Headquartered in Jersey City, New Jersey, Organon is committed to advancing access, affordability, and innovation in healthcare. Learn more at http://www.organon.com and follow us on LinkedIn, Instagram, X,YouTube, TikTok and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross margin, Adjusted gross profit, Adjusted net income, Adjusted EPS, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Please refer to Table 4 and Table 5 of this press release for additional information, including relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

The company’s management uses the non-GAAP financial measures described above to evaluate the company’s performance and to guide operational and financial decision making. Further, the company’s management believes that these non-GAAP financial measures, which exclude certain items, help to enhance its ability to meaningfully communicate its underlying business performance, financial condition and results of operations.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the merger, including the anticipated timing of completion thereof. Forward-looking statements may be identified by words such as “proposed,” “will,” “continue,” “expects,” “believes,” “estimates,” “opportunity,” “pursue,” “anticipate,” “be able to,” “intend,” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to uncertainties as to the timing of the merger; the risk that the merger may not be completed on the anticipated terms in a timely manner or at all; the failure to satisfy any of the conditions to the consummation of the merger, including receiving, on a timely basis or otherwise, the minimum vote required by Organon’s stockholders to approve the merger; the possibility that competing offers or acquisition proposals for Organon will be made; the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, including in circumstances which would require Organon to pay a termination fee; the effect of the announcement or pendency of the merger on Organon’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from Organon’s ongoing business operations; the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; certain restrictions during the pendency of the merger that may impact Organon’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the merger could have adverse effects on the market price of Organon’s common stock, including if the merger is not consummated; risks that the benefits of the merger are not realized when and as expected; and legislative, regulatory and economic developments.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the SEC, including the company’s most recent Annual Report on Form 10-K, Current Report on Form 8-K, filed by the company on April 27, 2026, and other SEC filings, available at the SEC’s Internet site (www.sec.gov).

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger. In connection with the merger, Organon intends to file relevant materials with the SEC, including Organon’s proxy statement in preliminary and definitive form on Schedule 14A (the “Merger Proxy Statement”). Organon will mail the Merger Proxy Statement and a proxy card to its stockholders in connection with the merger.

INVESTORS AND STOCKHOLDERS OF ORGANON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE MERGER PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ORGANON, SUN PHARMA AND THE MERGER AND RELATED MATTERS. Investors and stockholders of Organon are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or through the investor relations section of Organon’s website, https://www.organon.com.

Participants in the Solicitation

Organon and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Organon in favor of the proposed acquisition. Information about Organon’s directors and executive officers is set forth in the 2026 Annual Meeting Proxy Statement, filed with the SEC on April 24, 2026, and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001821825/000119312526177411/ogn-20260423.htm. To the extent holdings of Organon’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Annual Meeting Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=1821825. Additional information concerning the interests of Organon’s participants in the solicitation, which may, in some cases, be different than those of Organon’s stockholders generally, will be set forth in the Merger Proxy Statement when it becomes available.

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues	$1,460	$1,513
Cost of sales	677	672
Gross Profit	783	841

Selling, general and administrative	424	420
Research and development	93	96
Acquired in-process research and development and milestones	—	6
Restructuring costs	31	86
Interest expense	111	124
Exchange losses (gains)	7	(4)
Other (income) expense, net	(96)	12
Income before income taxes	213	101
Income tax expense	67	14
Net income	$146	$87

Earnings per share:
Basic	$0.56	$0.34
Diluted	$0.55	$0.33

Weighted average shares outstanding:
Basic	260,370	257,862
Diluted	262,896	261,001

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2026			2025
($ in millions)	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$127	$74	$201	$176	$72	$248
Follistim AQ	21	39	61	35	34	69
NuvaRing	6	18	24	6	16	22
Ganirelix Acetate Injection	2	24	26	5	23	27
Marvelon/Mercilon	—	26	26	—	39	39
Jada	5	—	5	15	—	15
Other Women’s Health (1)	17	30	46	15	27	43
General Medicines
Biosimilars
Renflexis	42	15	57	44	12	57
Hadlima	51	16	67	33	14	47
Ontruzant	4	1	5	4	14	18
Brenzys	—	20	20	—	14	14
Other Biosimilars (1)	11	13	24	—	5	5
Established Brands
Cardiovascular
Atozet	—	85	85	—	77	77
Zetia	1	86	87	1	84	85
Cozaar/Hyzaar	2	55	57	2	53	55
Vytorin	1	20	21	1	22	23
Rosuzet	—	6	6	—	4	4
Other Cardiovascular (1)	1	27	28	—	30	30
Respiratory
Singulair	2	38	40	2	72	74
Nasonex	—	65	65	—	71	72
Dulera	23	12	35	34	10	43
Clarinex	1	30	31	—	34	34
Other Respiratory (1)	11	1	12	10	3	13
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	59	59	—	62	62
Fosamax	—	29	29	1	32	33
Diprospan	—	35	35	—	30	30
Vtama	23	2	25	20	4	24
Other Non-Opioid Pain, Bone and Dermatology (1)	3	65	68	4	65	68
Other
Propecia	1	28	30	1	24	26
Emgality	—	54	54	—	32	32
Proscar	—	26	26	—	24	24
Other (1)	3	85	87	3	76	78
Other (2)	—	18	18	—	22	22
Revenues	$358	$1,102	$1,460	$412	$1,101	$1,513

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Includes sales of products not listed separately.

(2) Other includes manufacturing sales to third parties.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2026	2025
Europe and Canada	$412	$376
United States	358	412
Asia Pacific and Japan	226	251
China	194	204
Latin America, Middle East, Russia, and Africa	247	240
Other (1)	23	30
Revenues	$1,460	$1,513

(1) Other includes manufacturing sales to third parties.

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2026	2025
GAAP Gross Profit	$783	$841
Adjusted for:
Manufacturing network costs (1)	21	29
Stock-based compensation	3	4
Amortization	47	50
Acquisition-related costs (2)	7	9
Other	—	1
Adjusted Non-GAAP Gross Profit	$861	$934

(1) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5. (2) Acquisition-related costs relate to costs from the acquisition of Dermavant. For additional details refer to Table 5.

	Three Months Ended March 31,
	2026	2025
GAAP Gross Margin	53.6%	55.6%
Total impact of Non-GAAP adjustments	5.4%	6.1%
Adjusted Non-GAAP Gross Margin	59.0%	61.7%

	Three Months Ended March 31,
	2026	2025
GAAP Selling, general and administrative expenses	$424	$420
Adjusted for:
Stock-based compensation	(13)	(16)
Restructuring related charges	—	(6)
Other	(13)	(3)
Adjusted Non-GAAP Selling, general and administrative expenses	$398	$395

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics (Continued)

(Unaudited, $ in millions except per share amounts)

	Three Months Ended March 31,
	2026	2025
GAAP Research and development expenses	$93	$96
Adjusted for:
Manufacturing network costs (1)	(3)	(3)
Stock-based compensation	(3)	(4)
Other	(1)	(1)
Adjusted Non-GAAP Research and development expenses	$86	$88

(1) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

	Three Months Ended March 31,
	2026	2025
GAAP Reported Net Income	$146	$87
Adjusted for:
Cost of sales adjustments	78	93
Selling, general and administrative adjustments	26	25
Research and development adjustments	7	8
Jada divestiture	(81)	—
Restructuring	31	86
Change in fair value of contingent consideration	(5)	11
Other (gain) expense, net	(3)	4
Tax impact on adjustments above(1)	(11)	(49)
Non-GAAP Adjusted Net Income	$188	$265

(1) For the three months ended March 31, 2026 and 2025, the GAAP income tax rates were 31.4% and 13.4%, respectively, and the non-GAAP income tax rates were 29.3% and 19.2%, respectively. These adjustments represent the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

	Three Months Ended March 31,
	2026	2025
GAAP Diluted Earnings per Share	$0.55	$0.33
Total impact of Non-GAAP adjustments	0.16	0.69
Non-GAAP Adjusted Diluted Earnings per Share	$0.71	$1.02

TABLE 5

Organon & Co.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2026	2025
GAAP Reported Net Income	$146	$87
Depreciation (1)	38	32
Amortization	47	50
Interest expense	111	124
Income tax expense (benefit)	67	14
EBITDA (Non-GAAP)	$409	$307
Restructuring and related charges	31	92
Manufacturing network related (2)	27	36
Acquisition-related costs (3)	7	9
Change in contingent consideration	(5)	11
Jada divestiture	(81)	—
Other costs	8	5
Stock-based compensation	19	24
Adjusted EBITDA (Non-GAAP)	$415	$484
Adjusted EBITDA margin (Non-GAAP)	28.4%	32.0%

(1) Excludes accelerated depreciation included in one-time costs.

(2) Manufacturing network related costs, including exiting of temporary manufacturing and supply agreements with Merck & Co., Inc., Rahway, NJ, US, reflect accelerated depreciation, exit premiums, technology transfer costs, stability and qualification batch costs, and third-party contractor costs.

(3) Acquisition related costs for the three months ended March 31, 2026 and 2025, reflect the amortization pertaining to the fair value inventory purchase accounting adjustment for the Dermavant transaction.

As the costs described in (1) through (3) above are directly related to the separation of Organon and acquisition related activities and therefore arise from a one-time event outside of the ordinary course of the company’s operations, the adjustment of these items provides meaningful, supplemental, information that the company believes will enhance an investor's understanding of the company's ongoing operating performance.